Exhibit 10.20

June 24, 2013

Brian G. Lane

CEO -American Doctors Online (ADOL)

200 Mill Road, Suite 250

Fairhaven, Massachusetts

Delivered via email to: <blane@adoltelemed.com>

RE: Engagement Letter for Strategic Intellectual Property (IP) Support

Dear Brian:

ipCapital Group ("ipCG") appreciates the opportunity to provide strategic intellectual property ("IP") support to American Doctors Online ("ADOL"). Based on our discussions, ipCG understands that ADOL seeks expert help in articulating the relevance of its patent portfolio ("portfolio") and its estimated economic value to key external stakeholders, namely the investor community.

As a first and critical key step, ipCG proposes to estimate the value range of ADOL's IP portfolio (ipValue ModelsM). Additional phases of work are likely required beyond this project; however understanding the value range of the IP will allow ADOL to better assess and pursue viable investment options going forward.

We are confident that the results of this engagement will meet your needs. Our work is data-driven and backed by our deep expertise in IP strategy and monetization, which includes analyzing IP portfolios, defining IP development and monetization strategies, and communicating IP value to internal and external stakeholders for our clients.

This letter sets forth the terms of our proposed engagement and the services that ipCG will perform for ADOL. We look forward to further developing our relationship with you through this work.

Enclosures

1.	Detailed Work Plan
2.	Detailed Terms
A.	Escrow Agreement

ENCLOSURE 1

Detailed Work Plan: Estimate the value range of ADOL's portfolio (ipValue ModelsM)

ipCG will use its proven ipValue ModelM process to create a risk-adjusted, high-level financial model that estimates a value range of ADOL's IP portfolio in its primary market, to be defined by input from ADOL.

a.	Understand ADOL's technology, IP assets, and primary markets to be studied

Preliminary discussions contemplate approximately 4 issued patents and 4 pending applications in the tele-health market.

The first step of the ipValue ModelM process includes a detailed review of the IP, informed by discussions with ADOL to understand the field of use (primary market) and role of its IP in creating value in the market.

b.	Develop a risk-adjusted, high-level financial model using a pro forma income approach coupled with a study of comparable market transactions

The ipValue ModelsM process estimates a value range for the IP by bringing together the market and business drivers, as found in many financial models, with a unique IP perspective. The model identifies key market assumptions and technology characteristics, and includes an IP risk adjustment based on technical review of claims.

To risk-adjust the value estimate, ipCG will also conduct a technical IP risk assessment of the portfolio based on a review of key claims across factors that can impact competitive barriers, such as:

a. Potential ease or difficulty of modifying competitive products to avoid the IP

b. Potential ease or difficultly of reverse-engineering the claimed inventions

c. Risk related to technology obsolescence and commercialization potential

The model will primarily use a pro forma income approach, estimating the incremental economic benefit to ADOL, over the useful life, e.g. based on expected product lifecycle or patent term. In order to derive a final value estimate, the model will consider a secondary valuation approach. If available, market comparable patent pricing, e.g. from past M&A in the industry and/or pure patent transactions, will serve as a general check against the income approach.

To reduce the cost of research and increase efficiency, ipCG will rely on ADOL to provide relevant data, information, and intelligence to inform development of the financial model. Intelligence contemplated here may include competitive intelligence, market research reports, industry reports, company profiles, etc. ipCG will seek approval from ADOL before purchasing any supplemental reports needed to facilitate development of the financial model.

c.	Estimate the portfolio value range in its primary market

This value assessment is critical to understanding the key drivers for the value of ADOL's IP and justifying the estimate to internal or external stakeholders.

Generally, the ipValue ModelSM can be efficiently adapted to different fields of use with minimal additional effort. If a new ipValue ModelSM is required for another use that is significantly different from the original (e.g. modeling different markets, different benefits, etc.), ipCG can perform that work for the comparable fees as described below, upon ADOL authorization.

Note: ipCG will not produce a certified valuation opinion.

Value to ADOL:

•  Provide a means to effectively understand, convey, and support the value of ADOL's and target IP; and

•  Provide strategic IP intelligence for executive decision making

Timeline. Resource Requirements, and Deliverables:

•  High-level financial model created in Excel® that estimates a value range of ADOL's IP in its primary market

•  Executive summary report or short set of slides that highlight results, key value drivers, and methodology. The report combines the data-driven findings with ipCG's IP monetization strategy expertise and unique understanding of the IP marketplace.

•  Total elapsed time is approximately 3-4 weeks from initiation.

•  Estimated participation time needed from ADOL: A total of 4 to 8 hours for check-in meetings and presentation and discussion of results

•  Travel: Not required

ENCLOSURE 2

Detailed Terms

Under the scope of this engagement between ipCG and ADOL ("Client"), ipCG will perform the services described in the table below entitled "Professional Services and Fees" (hereinafter referred to as "Services") in accordance with the following terms and conditions:

1.	Professional Services and Fees

Professional Services	Fees
Estimate the value range of ADOL’s portfolio (ipValue ModelSM)	$35,000
TOTAL	$35,000

Should Client request additional meetings, reports, analyses, or services outside the scope of the Services, the scope of such services and fees will be mutually agreed upon in writing between ipCG and Client.

2.	Timing & Delivery. ipCG and Client shall mutually agree upon a project schedule.

3.	Resources. ipCG staffs projects in a way that enables us to deliver the greatest value to clients in an efficient and cost-effective manner. Specifically, Managing Directors and Principal Partners provide strategic direction and expert advice on your projects. ipCG Directors & Managers run the detailed execution of client projects, including facilitating sessions, deploying the ipCG staff, and coordinating the involvement of ipCG partners to provide strategic insights and expert opinion (this may occur internally at ipCG without direct client visibility). Additional company resources will be utilized as required.

ipCG will work in a close, collaborative manner with the Client to execute the Services. Because of the interactive nature of this work, the availability of the Client's management and key technical personnel will be critical to the completion of the project. The Client agrees to provide ipCG with its full assistance and cooperation inc1lJding, but not limited to, providing all information as may be necessary or reasonable for ipCG to discharge its duties under this engagement letter and making the appropriate Client personnel available to enable ipCG to obtain such Client information.

4.	Compensation. The aggregate fee for Services is $35,000 ("Contract Total"). Client agrees to pay $25,000 upon execution of this agreement. The remaining $10,000 shall be paid either via escrow, in accordance with the Escrow Agreement attached hereto as Exhibit A, or directly to ipCG upon joint review of a draft ip Value ModelSM structure and content (estimated at 2 weeks elapsed time from project initiation). The terms and conditions of the Escrow Agreement are hereby incorporated into this Agreement as if fully set forth herein. In no event shall ipCG perform the next step of Services until the above amounts are paid or placed into escrow. ipCG will invoice against the escrow for work completed per the Escrow Agreement. Services that extend longer than one month will be billed monthly. Client agrees to pay, within 10 days of receipt, all reasonable out of pocket expenses estimated at 10% -15% of fees (not included in Contract Total). Client shall pay all charges and fees in U.S. Dollars.

5.	Late Payment/lnterest. If payment in full is not received within 10 days from the invoice due date, as defined in mutually signed agreement(s), Client is subject to interest fees, along with costs of collection incurred by ipCG, including but not limited to, collection agency fees and reasonable attorney's fees (whether or not suit is brought to affect such collection). The interest fees will be calculated per day of actual delay, from the due date of invoice, and based on the maximum rate of interest or fee allowed by law.

6	Confidential Nature. ipCG and Client agree that the terms and conditions of the Mutual Non Disclosure Agreement executed by ipCG and Client simultaneously herewith ("NDA"), shall govern and control the manner in which Confidential Information (defined below) is protected. The term Confidential Information shall have the meaning set forth in the NDA.

7	Independent Contractor. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause these services to create an agency, partnership, or joint venture between the parties. Further, nothing in this engagement letter shall be interpreted or construed as creating or establishing the relationship of employer and employee between Client and either ipCG or any employee of ipCG.

8	Warranty. The services are warranted to conform substantially to the services described in Section 1 entitled "Professional Services and Fees." As the exclusive remedy for any breach of this warranty, ipCG shall re-perform Services at no cost to Client necessary to remedy or avoid any condition that results in the services not performing as warranted above. This warranty is conditioned upon receipt by ipCG of Client's written notice of all claimed breaches within sixty (60) days of the date of delivery of the services. CLIENT ACKNOWLEDGES THAT NO EXPRESS WARRANTIES HAVE BEEN MADE BY IPCG EXCEPT FOR THE LIMITED WARRANTY MADE IN THIS PARAGRAPH. THIS LIMITED WARRANTY AND THE ASSOCIATED LIMITED REMEDY IS PROVIDED BY IPCG IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES RELATED TO PERFORMANCE OF THE SERVICES. IPCG DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9	CLIENT AGREES THAT IPCG'S AGGREGATE MONETARY LIABILITY FOR ALL CAUSES (REGARDLESS OF THE FORM OF ACTION) UNDER OR RELATING TO THIS AGREEMENT, WHETHER PRIOR OR SUBSEQUENT TO ITS EXECUTION OR TERMINATION, SHALL IN NO EVENT EXCEED THE TOTAL OF ALL AMOUNTS PAID TO IPCG BY CLIENT FOR THE SERVICES GIVING RISE TO SUCH LIABILITY. CLIENT WILL INDEMNIFY AND HOLD HARMLESS IPCG AND ITS PERSONNEL FROM ANY CLAIMS, LIABILITIES, COSTS, AND EXPENSES THAT ARISE, FOR ANY REASON, RELATED TO THE DELIVERY OF THE SERVICES PURSUANT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, COSTS AND REASONABLE ATTORNEY’S

FEES INCURRED IN CONNECTION WITH RESPONDING TO SUBPOENAS RELATED TO CLIENT AND/OR THE SERVICES.

10. Taxes. All charges for the sale or delivery of services purchased or licensed pursuant to this" engagement letter, unless otherwise noted, are exclusive of applicable taxes. Excluding taxes on ipCG's income, Client agrees to pay any current or future applicable tax which ipCG may be required to payor collect and which is imposed on the sale or delivery or services purchased or licensed in this engagement letter. Such taxes may include, but are not limited to, state and local privilege, excise, sales, services, withholding, and use. Client's obligation to pay taxes includes any interest. To the extent that ipCG has not collected and remitted any applicable tax for Client in reliance upon an erroneous representation of Client as to its tax status, Client's obligation to pay taxes shall include any penalties imposed by any taxing authorities.

11. Governing Law. This engagement letter shall be construed in accordance with and governed for all purposes by the Uniform Trade Secrets Act and otherwise by the law of the State of Delaware, without regard to its principles regarding conflicts of law, including to the extent relevant, the Delaware Trade Secrets Act.

12. Document Retention Policy. Client acknowledges and agrees that, upon the conclusion of ipCG's provision of Services hereunder, ipCG shall destroy all documents and electronic media related to the Services, except for the final deliverable(s).

13. Entire Agreement. This engagement letter and the NDA reflect the entire agreement between ipCG and Client related to the Services described in this letter. It replaces and supersedes any previous proposals, correspondence, and understandings, whether written or oral. The agreements of ipCG and Client contained in this letter shall survive the completion of the Services or termination of this letter. In the event of any inconsistency between the NDA and this letter, the terms of the NDA will govern unless this letter specifically references a paragraph of the NDA and expressly states that such paragraph is intended to be amended by this engagement letter. Subject to the preceding sentence, any terms or conditions in this engagement letter which conflict with NDA shall have no force or effect.

Please confirm your agreement with the foregoing by signing a copy of this letter and returning it to ipCG. We are pleased to have this opportunity to be of service to you.

Very truly yours,

ipCapital Group, Inc.